Exhibit 10.3

February 15, 2005

Goldrange Resources, Inc.

114 W. Magnolia Street, #400-136

Bellingham, WA

98225

Dear Sirs:

Re: Gold Creek Option and Joint Venture

This letter (“Agreement”) sets out the terms under which Goldrange Resources, Inc. (“Goldrange”) will have the option to acquire, subject to a royalty and certain earn-back rights, all of Navasota’s beneficial interest in the mineral property located in the Kamloops Mining Division and more particularly described in Schedule A attached to this Agreement (the “Property”).

If the terms set out are satisfactory please sign the two copies of this letter and return one copy to me. Upon receipt of the signed copy, this letter shall become a binding and enforceable agreement which will continue in effect until such time as it is replaced by a more formal and comprehensive agreement.

Option Terms

1.	Representations and Warranties
	(a)	Navasota represents and warrants to Goldrange that:
(i) to the best of its knowledge the mineral rights comprised in the Property have been duly and validly staked and recorded or otherwise properly and legally acquired;
(ii) title to the Property is in good standing under the laws of British Columbia;
(iii) the Property is held free and clear of all encumbrances;
(iv)

there are no outstanding agreements or options to acquire or purchase the Property, no person has any royalty or other interest whatsoever in production therefrom other than by governmental authority, and there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to the best of its knowledge is there any basis therefor; and

(v)

there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property or the conduct of the business related thereto, nor to the best of its knowledge have any activities on the Property been in violation of any environmental law, regulations or regulatory prohibition or order.

(b)	Each party represents and warrants to the other party hereto that:
	(i)	it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;
	(ii)	it has full power and authority to carry on its business and to enter into this Agreement;
(iii)

neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(iv)	the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a party or pertaining thereto or of its organizational documents;
(v)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and
(vi)	this Agreement constitutes a legal, valid and binding obligation of the party enforceable against it in accordance with its terms.

Any affiliate of a party to whom an Interest is transferred will make the foregoing representations and warranties in favour of the other party in the assignment agreement under which it acquires the Interest.

(c)

The representations and warranties contained in this Agreement are conditions on which the parties have relied in entering into this Agreement and will survive the execution of this Agreement for a period of two years. Each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A party may waive any of representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

2.	The Option. Goldrange will have the option to earn, subject to the royalty described below and Navasota’s earn-back rights under section 11, a 100% interest in the Property by:
	(a)	making a cash payment to Navasota of US $5,000 upon conducting due diligence within a period of two (2) months from the date of signing this Agreement;
	(b)	making a cash payment of US $10,000 to Navasota on the first anniversary of the date of signing this Agreement; and
	(c)	making a cash payment to Navasota of US $15,000 on the second anniversary date of the signing of this Agreement.

Navasota has reserved unto itself a 2% Net Smelter Returns royalty, which is outside the terms of the Option. This royalty is defined and to be calculated and, subject to section 11, paid as contemplated in Schedule B to this Agreement.

3.

Technical Committee. Promptly following signing this Agreement, the parties will establish a committee (the “Technical Committee”) for the purposes of this Agreement. The Technical Committee shall serve as a forum through which the non-operator can be consulted in the design and implementation of Programs, hereinafter defined, and to review Program results from time to time. A party shall be entitled to representation on the Technical Committee and may be represented by such individuals as that party considers appropriate for the subject matter of discussion at the meetings and the nature of the Program to be considered. Without limiting generality, the Technical Committee shall:

	(a)	evaluate the results of Program work;
	(b)	provide the Manager with its recommendations on:
(i) the scope and timing of proposed Programs including all alternative views of Technical Committee members;
(ii) any proposed acquisitions and proposed terms of acquisition; and
(iii) any proposed tenure abandonments or reductions.

Meetings shall be held on not less than seven days’ notice from the Property operator (the “Manager”) appointed under section 4 or any other party and shall be held not less frequently than quarterly unless otherwise agreed by both parties. A member may waive in writing the giving of notice for any meeting, either before or after the meeting. The Technical Committee shall make decisions on a consensual basis, but if a difference arises Goldrange will have the right to make the final decision.

4.

Exploration Programs During Option Term. Navasota has agreed to be a contract operator (“Manager”) to Goldrange during the term of the Option through a services agreement to be entered into concurrently with this Agreement. Subject to approval of Goldrange, Navasota will carry out such work Programs as Goldrange has committed to fund. In connection with the foregoing, Navasota will:

	(a)	implement exploration Programs and shall, subject to Goldrange making payments as contemplated in paragraph 5 make all Expenditures necessary to carry out such Programs;
(b)

have possession of the Property and right to do work and explore the Property and to incur Expenditures; provided that Goldrange will have access to the Property, at its sole cost and risk, at all reasonable times.

	(c)	perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with sound mining, engineering and processing methods and practices;
	(d)	keep the Property free and clear from any liens or encumbrances relating to its work on the Property;
(e)

provide Goldrange with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained. The annual summary shall include copies of any drill records, assays, maps, plans and all other relevant factual information and materials not previously delivered;

	(f)	do and file such assessment work or other reports required to maintain tenure to the Property in good standing; and
(g)

maintain accounts of its Expenditures on the Property in accordance with accounting principles generally accepted in the mining industry and in a manner consistent with the accounts it maintains for its other joint venture projects.

	(h)	Goldrange shall have the right, at its cost but chargeable as an Expenditure, to appoint a representative to the exploration team carrying out exploration Programs.

Goldrange may, upon notice to Navasota, terminate the services agreement at the end of any exploration program and assume the Managership of the Property, in which case Goldrange will assume the obligations set out in this section and the last sentence of this section will be read as if Navasota’s name appeared in place of Goldrange’s.

5.

Funding Approved Programs. During the Option term Goldrange will fund the Expenditures according to a schedule of advances that has been mutually agreed at the outset of each approved Program and with 30 days of invoice by the Manager for allowable Expenditures not contemplated in the advance schedule. If Goldrange fails to fund those Expenditures on or before the due dates established in the advance schedule or within 30 days of the Manager’s invoice, it will have 10 days after receipt of a notice of default from the Manager to pay the amount due, failing which payment Goldrange will, without limiting the Manager’s other rights at law or equity, forfeit any interest it may have under this Agreement and this Agreement will terminate.

6.

Title to Property. Navasota or Goldrange, while acting as the Manager, will hold title to the Property, in trust for the parties as their interests may be from time to time. If Goldrange does not exercise the Option or if Navasota elects to earn back an interest under section 11 and Goldrange holds title, Goldrange will promptly transfer title to the Property to Navasota.

7.

Non-Manager Access. The non-Manager will have access to each Property and to all technical records and other factual engineering data relating to the Property which are in the possession or under the control of the Manager, at the non-Manager’s sole cost and risk, at all reasonable times to review the Manager’s activities on the Property.

8.

Termination of Agreement. Goldrange may, on notice to Navasota, at any time prior to exercising the Option, terminate this Agreement. Thereupon, Goldrange shall have no further obligations, financial or otherwise.

9.

Accounting for Expenditures. The Manager will maintain accounts of its Expenditures on the Property separate from its other projects and in accordance with International Accounting Standards and in a manner consistent with the accounts it maintains for its other joint venture projects.

10.

Exercise of Option. On the date (the “Vesting Date”) that Goldrange has incurred the last of the Expenditures contemplated in section 2, it will be deemed to have exercised the Option and will promptly notify Navasota thereof.

11.

Navasota Election to Earn 40%. If Goldrange exercises the Option, Navasota will have the right to earn back a 40% interest in the Property. At such time as Goldrange has exercised the Option it shall give notice to Navasota. Navasota may give notice (in this paragraph called the “Earn-in Notice”) to Goldrange no later than 90 days after Goldrange’s notice, that Navasota intends to exercise this earn-back right. If Navasota gives the Earn-in Notice, Navasota will have the option to earn back the 40% interest making a cash payment to Goldrange in amount equal to 200% of 40% of the expenditures made on the Property during the period of the Agreement.

Joint Venture Terms

12.

Joint Venture. On the date Navasota completes its earn-back under section 11, the parties will be deemed to have established a joint venture for the Property as then held. The joint venture will be governed by the terms set out in sections 12 to 36, inclusive. The purpose of the joint venture will be to explore and, if warranted, develop and operate the Property on the terms set out in this Agreement.

13.

Management Committee. Promptly upon the joint venture being established, the parties shall establish a joint venture Management Committee. Each party shall be entitled to one member and an alternate on the Management Committee.

Each member of the Management Committee will be entitled to a vote equal to its party’s interest percentage in the Property.

The Management Committee shall supervise and manage the operations of the Manager in respect of the Property. The Management Committee will review and approve Programs prepared by the Manager.

All Management Committee decisions will be made by simple majority.

14.	Interests of Parties. The initial joint venture Interest of each party shall be 40% Navasota and 60% Goldrange if Navasota has completed the earn-back under section 11.
15.

JV Manager. Goldrange shall be entitled to be the initial Manager. If Goldrange ceases to hold the largest single interest in the Property, the party with the largest single interest will be entitled to act as Manager.

The Manager will be responsible for the daily direction of exploration, development and mining activities on the Property. Generally, the Manager will propose draft Programs of exploration, development and mining activities for the Management Committee’s consideration and carry out approved Programs. The Manager shall have the exclusive right to manage all work on the

Property and to incur the costs required for that purpose. In so doing, and unless it obtains the unanimous approval of the Management Committee to do otherwise, the Manager shall:

	(a)	comply with all instruments of title under which mineral properties comprising the Property are held;
	(b)	pay all costs budgeted under an approved Program properly incurred promptly as and when due;
	(c)	keep the Property licence and other assets relating to the Property free of all liens and encumbrances;
	(d)	do all such other things as may be necessary to maintain the mineral properties comprising the Property in good standing;
	(e)	in addition to complying with local requirements, maintain accounts in accordance with International Accounting Standards;
	(f)	perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable laws and this Agreement;
(g)

permit authorized representatives of each party, at its and their sole risk and expense and at reasonable times, to have access to the mineral properties and to all technical records and other factual engineering data relating to the Property which is in the possession of the Manager; and

(h)

provide the non-Manager with reports on exploration activities regularly during periods of active exploration and an annual summary report, and for development and mining activities provide monthly progress reports, an annual summary report. The Manager shall provide such other reports as may be necessary to keep the non-Manager apprised of material developments as and when they occur. The monthly and annual reports shall include copies of all relevant factual information and materials not previously delivered together with a report on all Costs incurred during the period covered by the report.

16.	Reimbursement of Manager. The Manager shall be reimbursed for any Costs it incurs in carrying out approved Programs or otherwise carrying out its duties as Manager. “Costs” means:
	(a)	all costs, payments, expenses, charges and outlays, direct and indirect, made or incurred by the Manager on or in respect of the Property after commencement of this joint venture;
	(b)	an operator’s fee on the Costs contemplated in paragraph 16(a) of:
(i) 12%, which shall be reduced to 5% on amounts in excess of US$100,000 on any single third party contract, of Costs incurred prior to a production decision; and
(ii)

3% on costs incurred after the date the Management Committee makes a production decision under section 19, which fee shall not be subject to audit but may be reviewed, in good faith, by the parties from time to time, at the instance of either party.

Administrative services, head office overhead and use of the Manager’s corporate infrastructure shall not be charged directly in paragraph 16(a) above.

The Manager shall endeavour to avoid Costs overruns but shall be entitled to an overrun allowance of 10%.

17.

Exploration Programs. The Manager is to propose draft annual Programs of exploration for review and approval by the Management Committee pursuant to section 13, and to carry out approved Programs for which elections have been made to fully fund. Each party may elect to contribute its proportionate share of the Costs of the Programs approved for the exploration period. The exploration period will commence on the formation of the joint venture and end upon a production decision under section 19.

Each party will fund its share of Costs according to a schedule of advances established by the Manager, in good faith, at the outset of each Program; or, failing an advance schedule being established, within 30 days of invoice by the Manager for a cash call or Costs incurred.

If a party elects to participate in the Program but fails to fund its share of Costs on or before the due dates established in the advance schedule or within 30 days of the Manager’s invoice for a cash call or Costs incurred, the Manager may demand payment. If payment is not made within 30 days of the receipt of demand, the non-paying party will be deemed to be in default and the principal amount of the payment shall attract interest at LIBOR plus 4% from the date the payment was due. “LIBOR” means the average London Interbank Offered Rate, for three month US dollar borrowings, posted by the British Bankers Association (currently at their website www.bba.org.uk, but at such other locations as they may post if this website changes) from time to time. Without limiting the Manager’s legal rights, if and so long as a party is in default, then the Manager will have a lien upon and security interest in such party’s Interest and the proceeds there from (including any share of production to which the defaulting party may be entitled), and may realize upon such security in any manner permitted by law including a sale of such Interest, applying the proceeds to the costs of realization, the payment in default and accrued interest, with any remaining balance being payable to the defaulting party.

If a party elects not to contribute, the other party may elect to subscribe for the share of Costs declined by the party that elected not to contribute. This will, effectively, result in the parties’ respective Interest percentages being adjusted. However, if a Program to which a party elected not to contribute is completed or terminated with less than 80% of the budgeted Costs having been incurred, the non-contributing party will be given notice thereof, including the results of the Program, and it may within 30 days elect to pay the contributing party the amount representing the non-contributing party’s proportionate share of the Costs of the completed Program. In doing so, the non-contributing party will thereby regain the Interest percentage it held at the commencement of that Program, and thereby recoup its dilution.

A Program which is not fully funded by elections will be withdrawn prior to any Costs being incurred.

If a party’s Interest is reduced below 10%, it will be deemed to have transferred its Interest to the remaining parties and will be entitled to receive a royalty of 10% of net profits until that party has recovered 200% of the Costs and deemed Expenditures it has contributed under this Agreement. A Royalty is defined and payable as contemplated in Schedule B attached to this Agreement.

18.

Mandatory Program. Notwithstanding section 17, if, in any year in which there is no approved Program, circumstances are such that the Manager must incur Costs in order to maintain tenure to the mineral properties comprising the Property, to satisfy obligations imposed by law, to prevent waste or to protect life and property (in this section 18 called “non-discretionary costs”), the Manager may propose a Program to incur those non-discretionary Costs. That Program shall be deemed to be approved by the Management Committee and each of the parties shall be obligated to contribute their proportionate share of the non-discretionary costs incurred; failing such contribution, each non-contributing party’s Interest may, at the contributing party’s election, be forfeited pro rata to the contributing party.

19.

Production Decision. Any decision to construct a mine to place the Property into production is to be based on a Feasibility Study approved by the Management Committee that will be prepared by the Manager as a separate Program under section 17. The Feasibility Study shall include an assessment of the financing alternatives and is to be in a form which the Manager, acting in good faith, considers suitable for each of the parties to present to international lenders in arranging production financing for their respective shares of mine construction Costs. The Management Committee shall not meet to consider a Feasibility Study any sooner than 90 days after it was delivered to each party, unless the parties agree to an earlier meeting. Each party is entitled to elect, upon notice to the Manager within 30 days after the date the Management Committee approved a production decision, to participate in the construction and operating Costs required to construct and operate the mine at its then percentage shareholding, or some lesser percentage (but at least 10% of the total Interests), in which latter case the Interests of the parties shall be adjusted so that each party has an Interest percentage equivalent to its level of participation. The Manager may only proceed to implement an approved production decision if elections have been made so that the projected construction Costs are fully funded.

Except as permitted under section 20 or with the consent of all parties, no party shall pledge, charge or otherwise encumber its Interest.

20.

Funding of Mine Construction Costs. If the Management Committee properly approves a production decision for the Property, the parties that elected to participate shall individually and separately provide their share of mine construction Costs. Solely in order to secure loans to meet its respective contributions toward mine construction Costs, a participating party may pledge, mortgage, charge or otherwise encumber its Interest provided that pledgee, mortgagee, holder of the charge or encumbrance undertakes in writing that:

	(a)	its security shall be held subject to this Agreement; and
	(b)	its remedies under that security shall be limited to the sale of the whole (but only the whole) of the encumbering party’s secured Interest; and
	(c)	its security and right of payment shall be subordinate to the terms of this Agreement.
21.

Mine Construction and Operations. The mine will be constructed substantially in accordance with the Feasibility Study as approved by the Management Committee, subject to the unanimous decision of the Management Committee to approve variations in construction. Commencing with the completion date of mine construction, all mining operations shall be planned and conducted and all estimates, reports and statements shall be prepared under annual operating plans, on the basis of a calendar year, and approved by the Management Committee. It is intended that operating plans will be designed so that the mine is operated at production rates contemplated in the Feasibility Study and the Property explored to delineate new ore reserves to achieve those production rates. Operating plans will be in substantial conformity with the production rates contemplated in the Feasibility Study until completion of payback of third party mine construction debt, subject to the unanimous decision of the parties to vary from such. If the Management Committee is deadlocked over the first or any subsequent plan during this period, the operating plan proposed by the Manager will prevail provided the plan budget does not exceed the Program budget forecast for that year in the Feasibility Study, or a forecast subsequently unanimously approved by the Management Committee, plus 10%. Thereafter operating plans will be decided by the Management Committee on a calendar year basis taking into reasonable account the views of the parties in respect of the operating plans and if during this period each party has 50% Interest and an operating plan is not unanimously approved by the Management Committee, either party may require that the matter be taken to successively higher levels of management, up to and including the CEO of each of Goldrange and Navasota, for resolution.

22.

Suspension of Mine Operating Plans. Notwithstanding the approval of an annual operating plan, the Management Committee may temporarily suspend or permanently terminate operations pursuant to a suspension or closure plan approved by it provided that if a suspension or closure plan is tabled but not unanimously approved by the Management Committee, either party may require that the matter be taken to successively higher levels of management, up to and including the CEO of the parent companies, of the respective parties, for resolution.

23.

Contribution to Mine Construction and Operating Costs. The Manager shall be entitled to invoice each contributing party for its share of construction, operating and other Costs incurred or for cash calls reasonably in advance of requirements, provided that such Costs have been or are intended to be incurred pursuant to an approved Program or plan. If a party does not pay the amount invoiced within 30 days of receipt, the Manager may demand payment. If payment is not made within 30 days of the receipt of demand, the non-paying party will be deemed to be in default and the principal amount of the payment shall attract interest at LIBOR plus 4% from the date the payment was due.

Without limiting the Manager’s legal rights, if and so long as a party is in default, then the Manager will have a lien upon and security interest in such party’s Interest and the proceeds therefrom (including any share of production to which the defaulting party may be entitled), and may realize upon such security in any manner permitted by law including a sale of such Interest, applying the proceeds to the costs of realization, the payment in default and accrued interest, with any remaining balance being payable to the defaulting party.

24.	Taking in Kind. A party contributing to mine costs is entitled to receive, in kind, its proportionate share of any minerals produced and to separately dispose of the same.
25.

Right of First Offer. A party wishing to dispose of its Interest will, by notice, first offer to sell it to the other party for a price and on terms which the disposing party establishes. If the other party does not accept the offer within 90 days the disposing party shall then have 180 days to dispose of its Interest to a third party for the same or greater price and on the same terms or terms no more favourable to the third party.

The transfer restriction in section 28 and the right of first offer under this section 25 shall not apply to transfers to affiliated corporations (within the meaning of “affiliate” under the Canada Business Corporations Act), provided that as a condition of such transfer the affiliate agrees that, prior to its ceasing to be an affiliate of that party, it will retransfer the Interest to the transferor or offer the Interest then held by it for sale in the manner provided in this section 25.

26.

Indemnification. Following the formation of the joint venture, each party, in proportion to its participating or shareholding interest at the date the indemnifying event occurs, shall indemnify and save the Manager harmless from an against any loss, liability, claim, demand, damage, expense, injury and death including, without limiting the generality of the foregoing, legal fees but excluding indirect or consequential damages resulting from any act or omission of the Manager or its officers, employees or agents done or omitted to be done:

	(a)	at the direction, or within the scope of the direction, or with the concurrence of the Management Committee, as the case may be; or
	(b)	unilaterally and in good faith by the Manager to protect life or property;

provided that the Manager has otherwise performed its duties and obligations as contemplated in paragraph 15(f).

Terms Applicable to Both the Option and Joint Venture

The following terms apply to both the option and joint venture phases:

27.

Area of Interest. Both during the Option term and subsequently, there shall be an area of interest (the “Area of Interest”) which will comprise those lands included in the Property and within one kilometre of the outermost boundary of the Property.

At the commencement of this Agreement, and on a continuing basis during the term of the Option, each party will make available to the other all of its existing data on the Property. The parties agree to maintain that database confidential during the term of the Option. If the Option terminates without exercise, then Goldrange agrees to maintain it confidential for an additional two-year period following the termination date.

If during the term of the Option, the earn-back under section 11 or the Joint Venture either party stakes or acquires any surface or water rights or mineral properties within the Area of Interest, it will offer to have those rights or properties included in this Agreement and treated as Property. The other party shall have 30 days to elect whether to accept that offer and, where appropriate, pay its share of the costs of acquisition; failing which election and payment, the acquiring party may retain the rights or properties so acquired free of the terms of this Agreement.

For the purposes of this section 27, staking or acquisition of rights or properties by a corporation that is affiliated (within the meaning of that term under the Canada Business Corporations Act) with a party will be deemed to be staking or acquisition by that party.

This Agreement shall not restrict the rights of either party or an affiliate of a party to acquire any rights or mineral or other properties outside the Area of Interest referred to above.

28.

Restriction on Alienation. During the term of the Option, neither party shall sell, dispose or encumber its Interest in the Property except to an affiliated corporation, as provided in section 25. Following joint venture formation, a party may sell or dispose of its Interest as contemplated in section 25.

29.

No Partnership. The rights and obligations of the parties shall be several and the parties shall hold interest in the Property as tenants in common. No party shall institute any proceedings to partition any Property. Nothing contained in the agreement shall be construed as creating a partnership or in imposing any fiduciary duty on any party.

30.

Tax Benefits. The Expenditures incurred during the term of the Option or Costs incurred under the joint venture shall be for the account of the party incurring the same and it shall be entitled to all tax benefits with respect thereto.

31.

Force Majeure. A party shall be entitled to claim force majeure if it is delayed or prevented from performing any obligation by reason of any cause, excluding lack of finances, beyond its reasonable control.

32.

Confidentiality. Except as specifically otherwise provided for herein, the parties will keep confidential all data and information respecting this Agreement or the Property, and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing it unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction (but subject to the consultation and approval process as follows), or with the prior written consent of the other party, such consent not to be unreasonably withheld. These provisions do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

Each party will consult with the other in advance of any press release or public statement concerning the Property and, unless impossible or impractical because immediate disclosure is required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, will obtain the prior written consent of the other party to the disclosure proposed.

Where a request is made for permission under this section 32 to disclose confidential information or issue a press release or other public statement, a reply thereto will be made within five business days after receipt of such request (provided that the Party from whom the permission is sought will respond as soon as practicable when a disclosure is or may be required by law or by the rules and regulations of any regulatory authority or stock exchange), failing which the Party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.

33.

Further Assurances. Each of the parties shall do all such further acts and execute and deliver such further deeds and documents as shall be reasonably required in order fully to perform the terms of this Agreement.

34.	Entire Agreement. This is the entire agreement between the parties relating to the Property and supersedes all previous negotiations and communications related to the terms set out in this letter.
35.	Captions. The captions in this Agreement have been provided for ease of reference and shall be disregarded in interpreting this Agreement.
36.	Governing Law. The Agreement shall be governed by the laws of British Columbia.

Yours truly,

GOLDRANGE RESOURCES, INC.

By:	/s/ Steve Bajic
Steve Bajic, President		]

NAVASOTA RESOURCES LTD.

By:	/s/ James T. Gillis

                                                                                                        [Title: Corporate Secretary]

This is SCHEDULE A to the Agreement

between GOLDRANGE RESOURCES, INC. and

NAVASOTA RESOURCES LTD.

February 15, 2005

DESCRIPTION OF GOLD CREEK PROPERTY

Claim Name	Record #	# of Units	Expiry Date

Gold Creek	394105	20	16/6/06
Gold Creek 2	395895	18	15/8/06
Gold Creek 3	395896	20	16/8/06
GC 1	395854	1	Incl 8/4/03
GC 2	395855	1	Incl 8/4/03
GC 3	395856	1	Incl 8/4/03
GC 4	395857	1	Incl 8/4/03

Total: 62 units
Note: GC #1-4 are completely overlain by Gold Creek #2. A Notice of Inclusion has been filed.

UNDERLYING AGREEMENTS

NONE

This is SCHEDULE B to the Agreement

between GOLDRANGE RESOURCES, INC. and

NAVASOTA RESOURCES LTD.

NET SMELTER RETURN ROYALTY

1.	Interpretation:

Where used herein:

(a)	“Agreement” shall mean the above referenced agreement, including any amendments thereto or renewals or extensions thereof.

(b)	“Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes by the Optionee during the term of the Agreement.

(c)	“Property” shall mean the Property as defined in the Agreement.

(d)	“Royalty” shall mean 2% of Net Smelter Returns.

All other defined terms used in this Schedule B which are not defined herein have the meanings ascribed thereto in the Agreement.

2.	Net Smelter Returns:

“Net Smelter Returns” shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser from the sale of Mineral Products or proceeds received from an insurer in respect of Mineral Products, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payments:

(a)	smelting and refining charges;

(b)	penalties, smelter assay costs and umpire assay costs;

(c)	cost of freight and handling of ores, metals or concentrates from the Property to any mint, smelter, refinery, or other purchaser;

(d)	marketing costs, including hedging adjustments;

(e)	costs of insurance in respect of the Mineral Products;

(f)	customs duties, severance tax, royalties, Ad valorem or mineral taxes or the like and export or import taxes or tariffs payable in respect of the Mineral Products.

3.	Payment:

(a)	The Royalty shall be calculated and paid on a quarterly basis within 45 days after the end of each quarter of the Fiscal Period in respect of the actual proceeds received in such fiscal quarter.

(b)

Each payment of Royalty will be accompanied by an unaudited statement indicating the calculation of the Royalty hereunder in reasonable detail and the Optionor will receive, within 3 months of the end of each Fiscal Period, an annual summary unaudited statement (an “Annual Statement”) showing in reasonable detail the calculation of the Royalty for the last completed Fiscal Period and showing all credits and deductions added to or deducted from the amount due to the holder of the Royalty.

(c)

The Optionor will have 45 days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter.

(d)

If the Annual Statement is questioned by the Optionor, and if such questions cannot be resolved between the Optionor and the Optionee, the Optionor will have 12 months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Optionor.

(e)

The audited Annual Statement will be final and determinative of the calculation of the Royalty for the audited period and will be binding on the parties. Any overpayment of Royalty will be deducted by the Optionee from future payments of Royalty and any underpayment of Royalty will be paid forthwith by the Optionee upon it receiving the audited Annual Statement.

(f)          The costs of the audit will be borne by the Optionor if the Optionee’s Annual Statement was accurate within 1% or overstated the Royalty payable by greater than 1% and will be borne by the Optionee if such statement understated the Royalty payable by greater than 1%. If the Optionee is obligated to pay for the audit it will forthwith reimburse the Optionor for any of the audit costs which it had paid.

(g)

The Optionor will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the Royalty to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Optionee’s operations or procedures.